Exhibit 99.1

Calgon Carbon Patent Declared Invalid

          PITTSBURGH, July 3 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that the United States District Court for the District of New Jersey ruled on a summary judgment motion that the company’s patent for the use of ultraviolet light to prevent infection from Cryptosporidium in drinking water is invalid.  Calgon Carbon intends to appeal the ruling.

          In a case in which Calgon Carbon’s Canadian patent was asserted against alleged infringers, a Federal Court in Canada in 2005 declared the company’s patent for the use of ultraviolet light to prevent infection from Cryptosporidium in drinking water to be invalid.  Calgon Carbon appealed that decision, and the appeal was allowed, reversing the lower Court’s invalidity decision.   That case is pending at this time.  There can be no assurance that a similar result will be obtained on the United States decision, but the company intends to vigorously pursue the appeal.  Calgon Carbon holds patents on the use of UV for disinfection of drinking water in 26 countries.

          Commenting on the announcement, John Stanik, president and chief executive officer of Calgon Carbon, said, “We are, of course, disappointed with the ruling, but recognize that patent issues are complex and are often resolved in the higher courts.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
    -0-                             07/03/2006
    /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
    /Web site:  http://www.calgoncarbon.com/
    (CCC)